Exhibit 10.10

Cooperation Agreement

Cooperation parties:
Party A:	Zhejiang The Fifth Season Investment Development Co., Ltd.

Party B:	Haiming He, Xiaodong Yang

Party A and B negotiate, in accordance with mutually beneficial and equal principles, to reach an agreement of co-operate the karaoke entertainment business.

Article 1: Co-operating business and content

In compliance with laws of the People’s Republic of China, party A registers and sets up a company (hereinafter referred to as “the company”) that operates the karaoke entertainment business as its main business scope (company name is the same as the registered one at Industrial and Commercial Administration Department). After registration, both parties build and operate the business.

Article 2: Operating premise and investment

1.	Operating premise is provided by party A and is no less than a 7000 square meters real estate.

2.

Total investment is temporarily considered as 5,000,000 RMB. Party A gives a one-time investment of 3,500,000 RMB, and party B gives a one-time investment of 1,500,000 RMB. Any more investment required will be provided by party A.

3.

The deadline of investment: party B shall invest during the period for company establishment and renovation; party A shall invest in installments according to establishment and renovation plans. The cash required for operation shall be provided when party A starts the company according to party B’s budget plan.

Article 3: Cooperation period

Cooperation period is five years starting from the registration date of the company. Upon expiration of cooperation, both parties shall renew the contract one month before if they wish to continue cooperation. When all conditions are equal, party B has the priority of cooperation.

Article 4: Special arrangement for equity proportion

During cooperation period, party A owns 60% of the equity whereas party B owns 40% of the equity. If the proportion specified at company registration is different, then the contract specified proportion shall prevail and be correct.

Either party transfers its equity to a third party, it must notice the other. The original stockholder shall have the priority of assignment under equal conditions. Without notice, any stock transfer is invalid.

Article 5: Both parties’ responsibilities and duties

1.	Party A’s responsibilities and duties
(1)	Party A shall, in 7 days, provide the premise
(2)	Responsible for financing and management required for company operation during the period of company establishment and renovation.
(3)	Has the right to supervise and manage party B’s operation during establishment and renovation period.
(4)	Assists party B in getting article of incorporation, license and certificate.

2.	Party B’s responsibilities and duties
(1)	Responsible for getting article of incorporation, license and certificate
(2)	Responsible for ensuring quality service before company opening by setting up security, fire safety, sanitation, and other management rule as well as staff duties, quality standard, operation regulation, training, and testing.
(3)	Responsible for setting up an inspection standard for proper payment and quality service standards.
(4)	Responsible for daily maintenance of the premise and equipment. Party B cannot change, revise, or replace without party A’s written consent.
(5)	Unless having party A’s written consent, party B cannot engage in similar operation activities.

Article 6: Operation management institute

The company sets up an operation management institute with general manager being responsible. The general manager is appointed by party B and has a five years term. Party B is fully responsible for the daily operation management work, ensuring both parties’ profit plan is accomplished.

Article 7: Finance and accounting

1.	The company must set up financial and accounting system in accordance with legal and administrative rules and regulations as well as regulations of the financial department of the state council.
2.	The company must provide legally audited financial and accounting reports upon every fiscal year end.
3.	The company shall provide previous year’s balance sheet, income statement, and profit allocation plan 3 months before the beginning of year for party A’s audit.
4.	The company shall provide cash flow statement and accounts receivable and payable list before the third of every month for party A’s audit.
5.

The company’s finance is party B’s responsibility. Party B is responsible for accounts receivable and payable, filing, and invoice signing. Accounting work is performed by party A’s appointed person and cashier’s appointed person.

Article 8: Earning allocation

1.	The company’s net earnings first go to cover party A and B’s investment and related interest (investment annual interest is 12%).
2.	It covers profit after rent (which is 1,400,000 RMB). The profit after rent is allocated according to the equity proportion of the contract.

Article 9: Hosting expense during operation period

Hosting expense cannot be more than 10% of operating profit. The excess expense shall be covered by party B.

Article 10: Asset clearing upon expiration of cooperation

Upon expiration or termination of cooperation, both parties shall make clearings for the company according to laws. Assets cleared, excluding the premise, should be allocated based on agreed equity proportion.

Article 11: Contract revision and cancelling

1.	The contract revision shall be executed after both parties agree and sign a revision agreement. Both parties shall fulfill the contract when no contract revision agreement occurs.
2.	When the following conditions happen, either party can send out a termination notice 30 days in advance.

Either party does not fulfill the contract’s duties or violates any terms to the extent that the contract cannot be executed. If this condition happens, termination notice should indicate the breached matters and violator’s inability to correct its breach matters.

3.	After the contract canceled or terminated, clearing for assets and liabilities should be made. Clearing team can hire registered accountants and lawyers who will make suggestions to both parties.
4.

According to relevant laws and regulations, clearing team can perform liquidation and sign company sales agreement. Both parties have priority purchase rights. If both parties want to purchase, the higher bidder prevails.

Article 12: Force majeure condition’s handling

When it is unable to fulfill the contract due to force majeure, either party shall notice the other and provide evidence of force majeure in 15 days.

Article 13: Dispute settlement

Disputes about the contract should be negotiated by both parties. If negotiation fails, either party can file a lawsuit at local People’s court.

Article 14: Contract validity

1.	The contract is valid after both parties’ signatures and chops.
2.	The matters not mentioned herein shall be negotiated by both parties.
3.	The contract has two duplicate copies. Either party holds one copy.

Party A:	Party B:
/seal/ Zhejiang The Fifth Season	/s/ Haiming He
Investment Development Co., Ltd.	/s/ Xiaodong Yang
Date:	Date: August 17, 2009